Exhibit B

APPLICATION FOR SHARES

Date: November 29, 2023

The Board of Directors

Mint Incorporation Limited

Ritter House, Wickhams Cay II,

PO Box 3170, Road Town,

Tortola, British Virgin Islands

(the “Company”)

Dear Sirs,

We write to subscribe for and agree to take a total of 1,625 Class B ordinary shares with no par value (the “Shares”) in the Company to be issued by you and credited as fully paid pursuant to the Reorganisation Agreement dated November 29, 2023 made among the Company, CKL Holding Limited, AL Holding Group Limited, Deep Vision Enterprise Limited, Mr. Ku Cheong Shing, Mr. Law Ka Kin, Mr. Chan Hoi Lung and us in consideration of Mr. Ku Cheong Shing’s transfer to CKL Holding Limited of 3,250 shares in Matter Interiors Limited, a company incorporated in Hong Kong (Company No. 2766778).

We hereby agree to take the Shares subject to the provisions of the Memorandum and Articles of Association of the Company and we hereby authorise you to enter our particulars in the Company’s Register of Members.

We give below our particulars as follows:-

Name:	I Sparks Enterprise Limited
Company No.	BVI Company No. 2133012
Registered Office:	Ritter House, Wickhams Cay II, PO Box 3170, Road Town,
Tortola VG1110, British Virgin Islands

Yours faithfully,
For and on behalf of
I Sparks Enterprise Limited

/s/ Cheong Shing Ku
Authorised Signature